Exhibit 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2006, accompanying the consolidated financial statements, schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Todd Shipyards Corporation on Form 10-K for the year ended April 2, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Todd Shipyards Corporation on Form S-8 (File Nos. 333-64145, and 333-63500).

/s/ Grant Thornton LLP

Seattle, Washington
June 14, 2006